EXHIBIT F-2

                                 March 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Powergen plc
                  Declaration on Form U-1 in File No. 70-10058.

Dear Sir or Madam:

         Powergen plc ("Powergen") applied to the Securities and Exchange Commission ("Commission") for authority to solicit proxies in connection with the acquisition by E.ON AG of all of the outstanding capital stock of Powergen. The Commission authorized this solicitation in Holding Company Act Release No. 27504 (March 19, 2002). Briefly stated, Powergen sought the Commission's authorization under Section 12(e) of the Public Utility Holding Company Act of 1935 (the "Act") and Rule 62 thereunder which require that any solicitation of Powergen's shareholders be made only in accordance with a declaration which the Commission has permitted to become effective. The declaration in File 70-10058 (the "Declaration") and Powergen's proxy materials explain the proposed transaction in more detail.

         I am a member of the Law Society of England and Wales, the place of incorporation of Powergen. I am not a member of the bars of any other country or any state of the United States in which Powergen is incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to Powergen who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Powergen, in particular, Freshfields Bruckhaus Deringer, Sullivan & Cromwell and Jones, Day, Reavis & Pogue, who are expert in the laws applicable to Powergen in the instant matter.

         In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Declaration.

         The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

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         (i) The Commission has duly entered an appropriate order with respect to the proposed proxy solicitation, as described in the Declaration, permitting the Declaration to become effective under the Act and the rules and regulations thereunder, and the proxy solicitation is consummated in accordance with the Declaration and the Commission's order.

         (ii) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

         (iii) Powergen was at the time of the proxy solicitation a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the proxy solicitation is consummated in accordance with the Declaration:

         (a) all laws of England and Wales and U.S. federal and state laws applicable to the proxy solicitation have been complied with, and

         (b) the consummation of the proxy solicitation did not violate the legal rights of the holders of any securities issued by Powergen, or by any subsidiary thereof.

         I hereby consent to the filing of this opinion as an exhibit to the Declaration.





                                  Very truly yours,

                                  /s/ David Jackson
                                  --------------------------------------------
                                  David Jackson
                                  Company Secretary and General Counsel
                                  Powergen plc